UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Reported Event): April 23, 2007 (April 16, 2007)

DataLogic International, Inc.

(Exact name of registrant as specified in its charter)

Delaware                                 0-30382                               33-0755473

(State or other jurisdiction of incorporation) (Commission File Number) (IRS. Employer Identification No)

30950 Rancho Viejo Rd. #120, San Juan Capistrano, CA  92675

(Address of principal executive offices)

(949) 260-0150

(Registrant's telephone number)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

      (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

      (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On April 16, 2007, a final default judgment in the amount of $5.8 million was entered against DataLogic International, Inc. (“DataLogic”) in the case Teletouch, Inc. v. Richard Fry, et al. (U.S. District Court, Eastern District, Texas).  The plaintiff in the case had alleged copyright infringement and other claims relating to software utilized in a GPS-based asset management solution previously provided by a subsidiary of DataLogic (part of its discontinued communications business).  DataLogic has also been enjoined from infringing upon the plaintiff’s copyrights, making use of its confidential information or trade secrets, unfairly competing with the plaintiff, or interfering with plaintiff’s customer relationships.

Although DataLogic believes it has valid defenses to the claims asserted in the case, to date, it has lacked adequate funding to engage counsel and assert a defense in the matter.

Since the GPS-based asset management solution at issue is no longer provided by the DataLogic subsidiary, DataLogic does not believe the injunction will have an impact on its continuing operations.   However, as previously disclosed, DataLogic does not have sufficient funds available, and does not expect to generate sufficient cash flow from operations, to meet its ongoing obligations under its outstanding indebtedness.  In the event the plaintiff were to seek to enforce the default judgment against DataLogic, DataLogic may be forced to restructure, file for bankruptcy, sell assets or cease operations, any of which may devalue or make worthless an investment in DataLogic.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 23, 2007

DATALOGIC INTERNATIONAL, INC.

a Delaware corporation

By: /s/ Keith C. Moore

Name: Keith C. Moore

Title: Chief Executive Officer

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